EXHIBIT 23.4

       Consent of Cawley Gillespie & Associates, Inc. Petroleum Engineers

     As independent petroleum engineers, Cawley Gillespie & Associates, Inc. Petroleum Engineers hereby consents to the incorporation by reference in this Registration Statement on Amendment No. 2 of Form S-3 of Magnum Hunter Resources, Inc. (the "Company") of all references to our reports and our firm included in or made part of the Company's Annual Report on Form 10-K for the year ended December 31, 2000. This registrations statement on Amendment No. 2 of Form S-3 is to be filed on or about April 19, 2001.

/s/ Cawley Gillespie & Associates, Inc. Petroleum Engineers
Cawley Gillespie & Associates, Inc. Petroleum Engineers


Ft. Worth, Texas
April 19, 2001